EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:

Media:	Janice McDill	Matthew Sherman / Andi Salas
	Grubb & Ellis	Joele Frank, Wilkinson Brimmer Katcher
	312.698.6707	212.355.4449
	janice.mcdill@grubb-ellis.com	msherman@joelefrank.com / asalas@joelefrank.com

Investors:	Laurie Connell / Amy Bilbija
MacKenzie Partners, Inc.
212.378.7071 / 650.798.5206
lconnell@mackenziepartners.com / abilbija@mackenziepartners.com
Grubb & Ellis Mails Letter to Stockholders
Urges Stockholders to Re-Elect Incumbent Directors at the 2008 Annual Meeting
by Voting the WHITE Proxy Card Today
SANTA ANA, Calif. (Nov. 25, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, mailed to all stockholders yesterday the following letter in connection with the company’s December 3, 2008 Annual Meeting of Stockholders.
The full text of Grubb & Ellis’ letter follows:
November 24, 2008
Dear Grubb & Ellis Stockholder:
Grubb & Ellis’ December 3, 2008 Annual Meeting of Stockholders is rapidly approaching. Your vote is important. Protect the value of your investment and the future of Grubb & Ellis. Vote your proxy today by Internet or Telephone or sign, date and mail the WHITE proxy card FOR your Board’s independent and experienced directors — Harold H. Greene, Devin I. Murphy and D. Fleet Wallace.
We urge you to reject Anthony Thompson and his self-serving proxy campaign and to discard any proxy materials and not sign any green proxy cards you may receive from him.
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Grubb & Ellis Company
1551 N. Tustin Avenue Suite 300 Santa Ana, CA 92705 714.667.8252

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Grubb & Ellis Mails Letter to Stockholders
TWO LEADING PROXY ADVISORY FIRMS RECOMMEND STOCKHOLDERS
VOTE FOR ALL THREE GRUBB & ELLIS DIRECTORS
Glass Lewis & Co. and Egan-Jones, two of the country’s leading independent proxy advisory firms, have recommended that Grubb & Ellis stockholders vote FOR the re-election of all three of the Board’s incumbent directors. They both rejected Mr. Thompson and his opposition slate.
These recommendations reaffirm our strong belief that we have the right Board and management team in place and that we are executing a sound strategic plan and taking aggressive actions to increase productivity, reduce costs and position the company for profitable and sustainable growth and success.
In reaching its conclusion, Glass Lewis noted in its report to its institutional investor clients that own Grubb & Ellis shares the following1:
•	“... we believe that the [Grubb & Ellis] board and executive team are executing plans to address the concerns noted by the Dissident [Mr. Thompson].”

•	“... the Dissident [Mr. Thompson] has failed to convince us that the current board and executive team are mis-managing the Company.”

•	“... the Dissident’s [Mr. Thompson] strategic plan merely outlines broad general ideas and lacks any detail of how it would specifically effect the Company’s growth.”
DO NOT BE MISLED BY THOMPSON’S MISSTATEMENTS AND HALF-TRUTHS
As you consider your vote for the upcoming Annual Meeting, we ask you to remember the following:
•	As the CEO of a direct competitor of Grubb & Ellis, Mr. Thompson should not serve as a director on your Board. It is simply NOT good corporate governance and it is bad for stockholders.

•	The interests of your Board and management are closely aligned with those of all stockholders — in fact, collectively, they own in the aggregate more than 25% of the Company’s outstanding shares.

•	Your Board and management have taken prudent steps to strengthen the Company’s capital position in the challenging credit and real estate markets.

•	Your Board is currently undertaking a comprehensive search for a permanent CEO to lead the Company forward and to continue to execute on the Company’s strategic initiatives to the benefit of all stockholders.
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[1]	Permission to use quotations was neither sought nor obtained.
Grubb & Ellis Company
1551 N. Tustin Avenue Suite 300 Santa Ana, CA 92705 714.667.8252

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Grubb & Ellis Mails Letter to Stockholders
PROTECT YOUR INVESTMENT IN GRUBB & ELLIS
JOIN WITH THE PROXY ADVISORY FIRMS WHO RECOMMEND
THE RE-ELECTION OF YOUR INDEPENDENT, EXPERIENCED DIRECTORS
VOTE YOUR WHITE PROXY CARD TODAY!
Your vote is extremely important — no matter how many or how few shares you own. Please take a few moments and follow the simple instructions to vote your proxy by Internet or Telephone.
Stockholders may also sign, date and return the enclosed duplicate WHITE proxy card today in the postage-paid envelope provided. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., Toll-Free at (800) 322-2885.
We appreciate your support and continuing interest in Grubb & Ellis.
Sincerely,
Your Board of Directors

Glenn L. Carpenter Chairman of the Board	Harold H. Greene	Gary H. Hunt Interim Chief Executive Officer

C. Michael Kojaian	Robert J. McLaughlin	Devin I. Murphy

D. Fleet Wallace	Rodger D. Young
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Grubb & Ellis Company
1551 N. Tustin Avenue Suite 300 Santa Ana, CA 92705 714.667.8252

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Grubb & Ellis Mails Letter to Stockholders
If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the Company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the Company’s current credit facility, and the additional limitations with respect thereto; (vi) the Company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) an increase in expenses related to new initiatives, investments in people,
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Grubb & Ellis Company
1551 N. Tustin Avenue Suite 300 Santa Ana, CA 92705 714.667.8252

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Grubb & Ellis Mails Letter to Stockholders
technology and service improvements; (viii) the success of current and new investment programs; (ix) the success of new initiatives and investments; (x) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xi) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 and in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking statements.
Important Information
On November 10, 2008, Grubb & Ellis Company filed a definitive proxy statement with the SEC in connection with the Company’s 2008 Annual Meeting. Grubb & Ellis Company’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting decision because the definitive proxy statement contains important information. The Company’s definitive proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Grubb & Ellis Company at www.grubb-ellis.com. The Company’s definitive proxy statement and other materials will also be available without charge by written request addressed to Investor Relations, Grubb & Ellis Company, 1551 N. Tustin Avenue, Suite 300, Santa Ana, CA 92705. Grubb & Ellis Company, its directors and director nominees may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, applications and interests of such individuals in the Company’s definitive proxy statement, its November 18, 2008 letter to stockholders and its November 20, 2008 investor presentation filed with the SEC as definitive additional soliciting materials.
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Grubb & Ellis Company
1551 N. Tustin Avenue Suite 300 Santa Ana, CA 92705 714.667.8252